Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of July 11, 2016, between IHS Inc., a Delaware corporation (the “Company”), the Guarantors listed on the signature pages hereto (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and Guarantors have heretofore executed and delivered to the Trustee an indenture, dated as of October 28, 2014 (the “Indenture”), providing for the issuance of the Company’s 5.000% Senior Notes due 2022 (the “Notes”);

WHEREAS, $750,000,000 in aggregate principal amount of the Notes is currently outstanding;

WHEREAS, subject to certain exceptions, Section 9.02 of the Indenture provides, among other things, that the Company, the Guarantors and the Trustee may amend or supplement the Indenture with the consent of holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes);

WHEREAS, in connection with the proposed merger (the “Merger”) of Marvel Merger Sub, Inc., a Delaware corporation and an indirect and wholly owned subsidiary of Markit Ltd., a Bermuda exempted company (“Markit”), with and into the Company with the Company surviving the Merger, Markit has (i) offered to exchange (the “Exchange Offer”) the Notes for new 5.000% Senior Notes due 2022 issued by Markit (to be renamed IHS Markit Ltd. following the Merger) and cash and (ii) has solicited consents from certain holders of the Notes to amend the Indenture;

WHEREAS, the Company and the Guarantors request the Trustee to join with them in the execution and delivery of this First Supplemental Indenture, and in accordance with Section 9.06 of the Indenture (i) the Company has received, and has delivered to the Trustee evidence of, the consent of the holders of at least a majority in aggregate principal amount of the Notes outstanding and have not withdrawn their consents to the execution and delivery of this First Supplemental Indenture pursuant to the terms of the Exchange Offer and (ii) the Company has delivered to the Trustee simultaneously with the execution and delivery of this First Supplemental Indenture an Officer’s Certificate and an Opinion of Counsel relating to this First Supplemental Indenture; and

WHEREAS, all requirements necessary to make this First Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been met and performed, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the holders of the Notes as follows:

ARTICLE I

AMENDMENTS TO INDENTURE AND NOTES

SECTION 1.1. AMENDMENTS TO ARTICLES FOUR AND SIX OF THE INDENTURE.

(a) The Indenture is hereby amended by deleting the following Sections of the Indenture and all references and definitions related solely thereto in their entirety:

•	Section 4.06 (SEC Reports);

•	Section 4.08 (Limitation on Liens);

•	Section 4.09 (Future Guarantors);

•	Section 4.10 (Offer to Repurchase upon Change of Control); and

•	Section 4.11 (Sale/Leaseback Transactions).

All such deleted Sections are replaced with “[Intentionally Omitted].”

(b) Clauses (4), (5), (7) and (9) of Section 6.01 (Events of Default) are hereby deleted in their entirety and replaced with “[Intentionally Omitted],” and all references in the Indenture to the clauses so eliminated are deleted in their entirety.

(c) Clause (8) of Section 6.01 (Events of Default) is hereby deleted in its entirety and replaced with the following:

“(8) (i) the Company, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences voluntary proceedings to be adjudicated bankrupt or insolvent;

(B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(C) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; or

(D) makes a general assignment for the benefit of its creditors.

(ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company in a proceeding in which the Company is to be adjudicated bankrupt or insolvent;

(B) appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Company, or for all or substantially all of the property of the Company; or

(C) orders the liquidation, dissolution or winding up of the Company;

and the order or decree remains unstayed and in effect for 60 consecutive days; or”

SECTION 1.2 AMENDMENTS TO NOTES. The Notes are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this First Supplemental Indenture.

ARTICLE II

MISCELLANEOUS PROVISIONS

SECTION 2.1 CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

SECTION 2.2 INDENTURE. Except as amended hereby, the Indenture and the Notes and the Guarantees are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this First Supplemental Indenture shall control.

SECTION 2.3 GOVERNING LAW. THIS FIRST SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 2.4 CONSENT TO JURISDICTION. Any legal suit, action or proceeding arising out of or based upon this First Supplemental Indenture or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

SECTION 2.5 WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 2.6 SUCCESSORS. All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors. All agreements of each Guarantor in this First Supplemental Indenture shall bind its successors, except as otherwise provided in Section 10.06 of the Indenture.

SECTION 2.7 COUNTERPARTS. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF may be used in lieu of originals and shall be deemed to be their original signatures for all purposes.

SECTION 2.8 SEVERABILITY. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.9 THE TRUSTEE. The Trustee accepts the amendments of the Indenture effected by this First Supplemental Indenture and agrees to perform its duties under the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining the rights and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define its rights and limit its liabilities and responsibilities in the performance of its duties under the Indenture as hereby amended. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this First Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein. The Trustee makes no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture, the Merger, the Exchange Offer, the consents of the holders of the Notes, any document used in connection with the solicitation of consents or the Exchange Offer, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors, and the Trustee assumes no responsibility for the same.

SECTION 2.10 EFFECTIVENESS. The provisions of this First Supplemental Indenture shall be effective upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the amendments set forth in Article I of this First Supplemental Indenture shall become operative only upon the consummation of the Exchange Offer. The Company shall notify the Trustee in writing promptly after the Exchange Offer is consummated or after the Company shall determine that the Exchange Offer will not be consummated. The Company, by providing written notice to the Trustee of the consummation of the Exchange Offer, hereby represents, warrants, and certifies to the Trustee that the holders of at least a majority in aggregate principal amount of the Notes outstanding have provided consents to the execution of this First Supplemental Indenture and the Company’s order that Notes delivered to the Trustee pursuant to the Exchange Offer be cancelled by the Trustee pursuant to Section 2.11 of the Indenture.

SECTION 2.11 EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and delivered, all as of the date first above written.

Dated: July 11, 2016

IHS INC.

By:	/s/ Stephen Green
	Name:	Stephen Green
	Title:	Executive Vice President, Legal and Corporate Secretary

IHS HOLDING INC.
IHS GLOBAL INC.

By:	/s/ Stephen Green
	Name:	Stephan Green
	Title:	Executive Vice President, Legal and Corporate Secretary

R.L. POLK & CO.
CARFAX, INC.

By:	/s/ Stephen Green
	Name:	Stephen Green
	Title:	Executive Vice President and Assistant Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

/s/ Gregory S. Clarke
Name:	Gregory S. Clarke
Title:	Vice President

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